Exhibit 10.2
Transition Agreement
     This Transition Agreement made as of this 23rd day of December, 2010 by and among Vistaprint N.V. (“Vistaprint”), Vistaprint USA, Incorporated (“Vistaprint USA” and, together with Vistaprint, the “Company”) and Michael Giannetto (“Mr. Giannetto”).
     WHEREAS, Mr. Giannetto currently serves as the Company’s Executive Vice President and Chief Financial Officer;
     WHEREAS, Mr. Giannetto informed the Company of his desire to resign his positions with the Company; and
     WHEREAS, the Company and Mr. Giannetto believe that it is in both of their interests for him to continue his employment until June 30, 2011 (the “Resignation Date”) pursuant to the provisions set forth in this Transition Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.
     1. Transition Period. The Company agrees that it will maintain Mr. Giannetto’s employment as Executive Vice President and Chief Financial Officer until March 1, 2011 and then he shall hold another management position designated by the Company from March 1, 2011 until the Resignation Date (the “Transition Period”). During the Transition Period, Mr. Giannetto will continue to perform services on a full-time basis for the Company and will continue to receive the same level of pay and benefits from the Company that he received immediately prior to the execution of this Transition Agreement. In addition, provided Mr. Giannetto remains employed with the Company through the Resignation Date, provided he is not terminated by the Company for “Cause,” it will provide him with the following benefits, subject to the requirements of Exhibit A:
(i)	Retention Benefits if Mr. Giannetto Remains Employed Through the Resignation Date.
          (a) Extension of Option Exercise Period. The Nonqualified Stock Option Agreements pursuant to which Mr. Giannetto has been granted options to purchase Vistaprint ordinary shares granted to him under the Vistaprint Amended and Restated 2005 Equity Plan (collectively, the “Options”) shall be amended such that Mr. Giannetto shall have the right to exercise the portion of all such Options that are vested as of the Resignation Date for a period of nine (9) months after the Resignation Date.
          (b) COBRA Continuation. Provided Mr. Giannetto timely elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and for so long as he remains eligible to continue such coverage and does not become eligible for coverage under another group health plan maintained by a subsequent employer, the Company shall pay the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage for a period of up to six (6) months from the Resignation Date; provided, however, that the Company and Mr. Giannetto mutually agree that if such payments by the Company would cause either Mr. Giannetto or the Company to be subject to material tax liability, the parties will use reasonable efforts to agree to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence. All other Company benefits will end upon the Resignation Date.
          (c) Annual and Four-Year Vesting Cash Incentive Payments. As Mr. Giannetto will have remained employed through the end of Fiscal Year 2011, he shall receive payment for his Fiscal Year 2011 annual bonus award under the Company’s Performance Incentive Plan for Covered Employees (the “Plan”) based on the amount calculated pursuant to the terms of the applicable award agreement, with such bonus to be paid in accordance with normal Company practice. Furthermore, with respect to Mr. Giannetto’s two outstanding four-year vesting long-term cash incentive awards granted under the Plan on September 30, 2009 and August 6, 2010, respectively (the “Long-Term Cash Incentive Awards”), the Cash Payment Amounts due under each such award with respect to the Performance Period ending on the June 30, 2011 vesting date (as each such term is defined in the award agreements) shall become fully vested as of the Resignation Date, with each applicable Cash Payment Amount to be calculated in accordance with the terms of the respective award agreement. The Company shall pay such Cash Payment Amounts on or before September 15, 2011.
(ii)	Early Termination Benefits if the Company Terminates Mr. Giannetto’s Employment Without Cause Prior to the Resignation Date.
i.	If the Company terminates Mr. Giannetto’s employment other than for “Cause” prior to the Resignation Date, the Company shall pay him his base salary as if he had remained employed from the termination date through the Resignation Date. The payment of the base salary will be made in a lump sum, less applicable taxes and withholdings, within fifteen (15) days of his date of termination without Cause. Mr. Giannetto shall also receive (A) his Fiscal Year 2011 annual bonus award under the Plan based on the amount calculated pursuant to the terms of the award agreement as if Mr. Giannetto had remained employed through the Resignation Date, with such bonus to be paid in accordance with normal Company practice and (B) any Cash Payment Amounts due under the Long-Term Cash Incentive Awards with respect to the Performance Period ending on the June 30, 2011 vesting date as if Mr. Giannetto had remained employed through the Resignation Date, with each Cash Payment Amount to be calculated in accordance with the terms of the applicable award agreement for such Performance Period. The amount set forth in clause (B) above shall be paid on or before September 15, 2011. In addition, to the extent that any portion of Mr. Giannetto’s Options are not exercisable as of the termination date but would have vested on or before the Resignation Date but for such termination of employment, the Nonqualified Stock Option Agreements applicable to such Options shall be amended such that such Options shall become immediately vested and exercisable as to such additional number of shares as would have become vested as of the Resignation Date had Mr. Giannetto’s employment not been so terminated, and Mr. Giannetto shall have the right to exercise all then vested portions of the Options for a period ending nine (9) months after the Resignation Date. Similarly, if any of Mr. Giannetto’s unvested restricted share units granted under the Company’s Amended and Restated 2005 Equity Incentive Plan would have vested on or before the Resignation Date but for such termination of employment, the applicable restricted share unit award agreements shall be amended such that those restricted share units that would have become vested as of the Resignation Date had Mr. Giannetto’s employment not been so terminated shall become immediately vested as of the termination date. In addition, and provided Mr. Giannetto timely elects to continue receiving group medical insurance pursuant to the federal COBRA law, and for so long as he remains eligible to continue such coverage and does not become eligible for coverage under another group health plan maintained by a subsequent employer, the Company shall pay the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage for a period ending up to six (6) months following the Resignation Date; provided, however, that the Company and Mr. Giannetto mutually agree that if such payments by the Company would cause either Mr. Giannetto or the Company to be subject to material tax liability, the parties will use reasonable efforts to agree to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence. For purposes of this Transition Agreement, “Cause” shall have the meaning as set forth on Exhibit B hereto. If the Transition Period terminates for any reason other than a termination by the Company without Cause, Mr. Giannetto shall only be entitled to receive the pay and benefits he earned as of the termination date.
     2. Termination of Existing Amended and Restated Executive Retention Agreement. This Transition Agreement supersedes and replaces in its entirety the Amended and Restated Executive Retention Agreement between the parties dated October 23, 2009, which shall hereafter be null and void and of no further force and effect.
     3. Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition

Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
     4. No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
     5. Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.
     6. Voluntary Assent. Mr. Giannetto affirms that no other promises or agreements of any kind have been made to or with his by any person or entity whatsoever to cause him to sign this Transition Agreement, and that he fully understand the meaning and intent of this agreement. Mr. Giannetto states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement with an attorney.
     7. Tax Consequences; Section 409A. The parties intend that the payments and benefits hereunder be exempt from the provisions of Section 409A. The Company makes no representation or warranty and shall have no liability to Mr. Giannetto or any other person as to the tax consequences of payments or benefits hereunder, including liability that may arise if any provisions of this Transition Agreement and the attachments hereto are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.
     8. Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.
     9. Entire Agreement. This Transition Agreement contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede the obligations of Mr. Giannetto set forth in his Invention and Non-Disclosure Agreement and his Non-Competition and Non-Solicitation Agreement with the Company that he previously executed with the Company.
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Signature Page to Michael Giannetto Transition Agreement

VISTAPRINT N.V.			Michael Giannetto

By:	/s/ Robert S. Keane		/s/ Michael Giannetto

	Name:	Robert S. Keane
	Title:	President and Chief Executive Officer

VISTAPRINT USA, INCORPORATED

By:	/s/ Lawrence A. Gold

	Name:	Lawrence A. Gold
	Title:	Senior Vice President and General Counsel

Exhibit A: Payments subject to Section 409A
1. Subject to this Exhibit A, any severance payments that may be due under the Transition Agreement shall begin only upon the date of Mr. Giannetto’s “separation from service” (determined as set forth below) which occurs on or after the termination of his employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Mr. Giannetto under the Transition Agreement, as applicable:
(a) It is intended that each installment of the severance payments under the Transition Agreement shall be treated as a separate “payment” for purposes of Section 409A (“Section 409A”). Neither the Company nor Mr. Giannetto shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of Mr. Giannetto’s “separation from service” from the Company, he is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Transition Agreement.
(c) If, as of the date of Mr. Giannetto’s “separation from service” from the Company, he is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the severance payments due under the Transition Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Mr. Giannetto’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(ii) Each installment of the severance payments due under the Transition Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following his “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Mr. Giannetto’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following his separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Mr.

Giannetto’s second taxable year following the taxable year in which the separation from service occurs.
2. The determination of whether and when Mr. Giannetto’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3. The Company makes no representation or warranty and shall have no liability to Mr. Giannetto or to any other person if any of the provisions of the Transition Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

Exhibit B
     For purposes of the Transition Agreement, “Cause” shall mean:
1. Mr. Giannetto’s willful and continued failure to substantially perform his reasonably assigned duties (other than any such failure resulting from incapacity due to physical or mental), which failure is not cured within 30 days after a written demand for substantial performance is received by Mr. Giannetto from the Supervisory Board which specifically identifies the manner in which the Supervisory Board believes he has not substantially performed his duties; or
2. Mr. Giannetto’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

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